EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: May 10, 2006

Central Vermont reports first quarter earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported first quarter 2006 consolidated earnings of $4.1 million, or 32 cents per diluted share of common stock. This compares to a first quarter 2005 loss of $4.6 million, or 39 cents per diluted share of common stock. First quarter 2005 results included a $21.8 million pre-tax charge to earnings, or 91 cents per diluted share of common stock, related to the Vermont Public Service Board's Order issued on March 29, 2005 ("Rate Order").

"With the events of 2005 behind us, our primary focus continues to be on restoring the company's financial health to achieve investment grade. Our financial restoration plan is showing signs of improvement. That said, we cannot maintain superior customer service and restore financial health without increases in our retail rates," CVPS President Bob Young said.

Quarterly Performance Summary - 2006 versus 2005
Utility Business
Operating revenue increased $6.6 million pre-tax in 2006 as compared to 2005. Last year included a first-quarter $6.2 million Rate Order-required customer refund. The remaining $0.4 million increase for 2006 versus 2005 is primarily related to the following factors:

  Retail sales decreased $1.9 million due to a 2.75 percent rate reduction beginning April 1, 2005;
  Other resale sales increased $2.6 million because more mWh were available for resale mostly from long-term power contracts; and
  Other operating revenue decreased about $0.3 million due to lower transmission revenue and other third-party billings.

Purchased power costs increased $0.6 million pre-tax in 2006 as compared to 2005. Last year included first-quarter Rate Order charges of $2.5 million. The remaining $3.1 million increase for 2006 versus 2005 is primarily due to the following factors:

  Long-term purchases increased $3.9 million primarily related to higher hydro output from independent power producers due to favorable weather conditions, more deliveries from Hydro-Quebec due to an increase in the load factor for the annual contract year that began November 1, 2005, and higher Vermont Yankee output due to start of the plant uprate in March 2006;
  Other power costs increased $0.7 million primarily due to higher nuclear decommissioning costs including first-quarter 2005 deferrals that were eliminated by the Rate Order; and
  Short-term purchases decreased $1.5 million primarily related to more mWh available from long-term contracts and wholly and jointly owned generating units.

Other operating expenses decreased $7.6 million pre-tax in 2006 as compared to 2005. Last year included first-quarter Rate Order charges of $10.7 million. The remaining $3.1 million increase for 2006 versus 2005 is primarily due to the following factors:

  Administrative and general costs increased $1.9 million due to higher external audit fees, and higher employee-related costs, including medical and pension; and
  Other operating expenses increased $1.2 million due to higher storm restoration costs, higher contractor costs for tree trimming, and higher transmission costs, partly offset by the favorable effect of net regulatory amortizations in the first quarter of 2006.

Taxes on income increased $7.9 million in 2006 versus 2005, reflecting the effect of the Rate Order charges in the first quarter of 2005. Income taxes fluctuate with the level of pre-tax earnings in relation to permanent differences, tax credits, tax settlements and changes in valuation allowances for the periods.

Other factors that affected first-quarter 2006 results compared to the same period in 2005 included:

  The effect of first-quarter 2005 Rate Order charges of $2.4 million primarily related to lower interest on carrying costs, disallowance of previously deferred costs and various other adjustments; and
  The effect of impairment and realized losses on available-for-sale securities of $0.5 million in 2005, and a $0.3 million gain on the sale of non-utility property in the first quarter of 2006.

2005 Rate Order: The Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in the first quarter of 2005. The primary components of charge included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from termination of the power contract with Connecticut Valley to reduce costs; 3) a customer refund for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments. This affected various line items on CV's 2005 income statement as described in the variance discussion above. The Rate Order also included, among other things, a 2.75 percent rate reduction beginning April 1, 2005 and a 10 percent return on equity (reduced from 11 percent).

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") owns Eversant Corporation ("Eversant"). CRC sold all of its interest in Catamount Energy Corporation in December 2005. In the first quarter of 2006, CRC recorded net income of $0.4 million. This compares to $0.1 million for the same period in 2005. The $0.3 million increase is primarily related to interest income on the $59.25 million cash proceeds that CRC received from the Catamount sale.

CV began reporting Catamount's results of operations as discontinued operations in the fourth quarter of 2005. First-quarter 2005 earnings from discontinued operations amounted to about $0.3 million or 2 cents per diluted share of common stock.

2006 Financial Guidance
As previously reported, CV's 2006 earnings available for common stock are expected to range from $12.3 million to $13.3 million. CV also expects to make capital expenditures of about $18 million and to invest $22.5 million into Vermont Electric Power Company, Inc.

Webcast
CV will host an earnings conference call and webcast on May 11, beginning at 2 p.m. EST. At that time, CV President and CEO Robert Young will discuss corporate developments, 2006 financial guidance and the company's strategic outlook. Acting Chief Financial Officer Ed Ryan will explain CV's first-quarter 2006 results.

Interested parties may listen to the conference call live on the Internet by selecting the "Q1 2006 Central Vermont Public Service Earnings Conference Call" link on CV's homepage at www.cvps.com. An audio archive of the call will be available at approximately 4:30 p.m. EST at www.cvps.com or by dialing 1-888-286-8010 and entering passcode 24311247.

About CV
CV is Vermont's largest electric utility, serving more than 151,000 customers statewide. CV's non-regulated subsidiary, Eversant, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Reconciliation of Earnings (Loss) per Diluted Share
First quarter 2006 vs. first quarter 2005:

2005 Loss per diluted share		$(.39)

Year-over-Year Effects on Earnings:
Higher resale revenue	.12
CRC higher earnings in 2006	.03
Lower retail revenue (a)	(.09)
Higher purchased power costs (a)	(.15)
Higher other operating costs (a)	(.15)
Other	.06
Subtotal		(.18)

Net impact of first-quarter 2005 Rate Order charge		.91
Discontinued operations - 2005 earnings		(.02)

2006 Earnings per diluted share		$.32

(a) Excludes effect of 2005 Rate Order charge.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) Quarters Ended March 31, 2006 and 2005 (dollars in thousands, except per share amounts)
	2006	2005
Utility Operating Data Retail sales (mWh)	599,934	601,230
Operating revenues: Retail sales Customer refund Resale sales Other operating revenue Total operating revenue	$68,862 - 11,490 1,903 $82,255	$70,794 (6,197) 8,910 2,157 $75,664
Operating expenses: Purchased power Other operating expense Income tax expense (benefit) Total operating expense	$42,488 33,433 1,714 $77,635	$41,847 41,024 (6,219) $76,652

Net Income (Loss) and Common Stock
   Income (loss) from continuing operations
   Income from discontinued operations
Net Income (Loss)
   Preferred stock dividend requirements
Earnings (loss) available for common stock

	$4,097 - $4,097 92 $4,005	$(4,915) 288 $(4,627) 92 $(4,719)
Average shares of common stock outstanding (a): Basic Diluted	12,297,528 12,363,931	12,219,130 12,219,130
Earnings (loss) per share of common stock - basic: Continuing operations Discontinued operations Earnings (loss) per share	$.33 - $.33	$(.41) .02 $(.39)
Earnings (loss) per share of common stock - diluted: Continuing operations Discontinued operations Earnings (loss) per share Dividends declared per share of common stock	$.32 - $.32 $-	$(.41) .02 $(.39) $.46
Catamount Resources Corporation Earnings per basic and diluted share of common stock	$.04	$.01

(a) The average shares of common stock outstanding does not include the effect of the repurchase of 2,249,975 shares on April 19, 2006 from the Company's tender offer.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Ed Ryan, Acting Chief Financial Officer and Treasurer (802) 747-5422; e-mail: eryan@cvps.com